Exhibit 99.1

Press Release

Medwave, Inc. Announces Adoption of Shareholder Rights Plan

September 30, 2003 – Medwave, Inc. Danvers, Massachusetts (NASDAQ:MDWV) - Medwave, Inc. announced today that its Board of Directors has adopted a Shareholder Rights Plan.  Tim O’Malley, Medwave’s President and CEO, stated, “The Plan is designed to enhance the Board’s ability to protect shareholder interests and to ensure that shareholders receive fair treatment in the event any coercive takeover attempt of Medwave is made in the future.  The Plan is intended to provide the Board with sufficient time to consider any and all alternatives to such an action and is similar to plans adopted by many other publicly traded companies.”

In connection with the adoption of the Shareholder Rights Plan, the Board of Directors declared a dividend distribution of one common stock purchase right for each outstanding share of Medwave’s common stock to shareholders of record as of the close of business on September 30, 2003.  Initially, these rights will not be exercisable and will trade with the shares of Medwave’s common stock.  Under the Shareholder Rights Plan, the rights generally will become exercisable if a person becomes an “acquiring person” by acquiring 15% or more of the common stock of Medwave or if a person commences a tender offer that could result in that person owning 15% or more of the common stock of Medwave.  If a person becomes an “acquiring person,” each holder of a right (other than the acquiring person) would be entitled to purchase, at the then-current exercise price, such number of shares of common stock having a value of twice the exercise price of the right.  If Medwave is acquired in a merger or other business combination transaction after any such event, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company’s common stock having a value of twice the exercise price of the right.  Additional details concerning the terms of the Shareholder Rights Plan will be outlined in a letter which will be mailed to shareholders following the September 30, 2003 record date.

Medwave, Inc. develops, manufactures, and distributes non-invasive blood pressure products.  Its Vasotrax® Hand Held Monitor, the Vasotrac® APM205A NIBP Monitor, and the MJ23 OEM Module are new approaches to non-invasive blood pressure monitoring. Medwave has received the necessary regulatory clearances to market its technology in Europe, Asia, and the United States. Medwave is ISO13458/ISO9001/MDD93/42/EEC certified, and all of its products are CE marked. Medwave previously received the Seal of Acceptance from the Alliance of Children’s Hospitals, and recently received the Frost and Sullivan Market Engineering Award for Technology Innovation. Medwave has entered into distribution agreements throughout various parts of the world, and Medwave’s technology is installed in over 500 hospitals and clinics worldwide. The company trades on the NASDAQ small cap market under the symbol MDWV.

Statements made in this release that are stated as expectations, plans, anticipations, prospects or future estimates or which otherwise look forward in time are considered “forward-looking statements” and involve a variety of risks and uncertainties, known and unknown, which are likely to affect the actual results.  The following factors, among others, as well as factors discussed in the Company’s filings with the SEC, have affected and, in the future, could affect the Company’s actual results: resistance to the acceptance of new medical products, the market acceptance of the Vasotrac® system and other products of the Company, hospital budgeting cycles, the possibility of adverse or negative results or commentary from clinical researchers or other users or evaluators of the Company’s products, the Company’s success in creating effective distribution channels for its products, the Company’s ability to scale up its manufacturing process, and delays in product development or enhancement or regulatory approval.  Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Medwave®, Vasotrac®, and Vasotrax® are trademarks of Medwave, Inc.

Source:  Medwave, Inc.